EXHIBIT 4

               Investment Advisory Agreement Between
             Rydex Advisor Variable Annuity Account and
                       PADCO Advisors II, Inc.





                    INVESTMENT ADVISORY AGREEMENT

                               BETWEEN

             THE RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT

                                 AND

                       PADCO ADVISORS II, INC.


        THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement"), dated as of November 1, 1996, is entered into by and between THE RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT (the "Separate Account"), a managed separate account of Great American Reserve Insurance Company ("Great American Reserve") established under the laws of the State of Texas on April 15, 1996, and PADCO ADVISORS II, INC. (the "Advisor"), a company incorporated under the laws of the State of Maryland on July 5, 1994.

                        W I T N E S S E T H:

        WHEREAS, the Separate Account is registered with the Securities and Exchange Commission (the "Commission") as a diversified open-end management investment company pursuant to the provisions of the Investment Company Act of 1940, as amended (the "1940 Act");

        WHEREAS, the Advisor is an investment adviser registered as such with the Commission pursuant to the provisions of the Investment Advisers Act of 1940, and is engaged in the b u siness of rendering investment advice and investment management services as an independent contractor;

        WHEREAS, the assets of the Separate Account may be segregated by eligible investments, thus establishing a series of eligible investment portfolios (or "Subaccounts") within the Separate Account pursuant to the laws of the State of Texas and the 1940 Act;

        WHEREAS, the variable annuity contracts proposed to be sold by Great American Reserve and to be funded by the Separate Account (the "Contracts") are designed for use by purchasers of the Contracts (the "Contract Owners") who intend to utilize an





   asset-allocation or market-timing investment strategy and are advised by professional money managers ("Financial Advisors");

        WHEREAS, the board of managers of the Separate Account (the "Managers"), pursuant to Article III, Section 2.m., "Board of Managers; Powers," of the rules and regulations of the Separate Account, dated June 26, 1996 (the "Separate Account Rules"), have created the following Subaccounts of the Separate Account: The Nova Subaccount, The Ursa Subaccount, The OTC Subaccount, The Precious Metals Subaccount, The Juno Subaccount, The U.S. Government Bond Subaccount, The Money Market I Subaccount, and The Money Market II Subaccount (collectively, the "Subaccounts");

        WHEREAS, the accounting unit of measure used to compute the value of a Contract Owner's interest in a Subaccount is the "Accumulation Unit," and the current market value of the Accumulation Units of a Subaccount is the "Accumulation Unit Value;"

        WHEREAS, the Separate Account wishes to engage the Advisor, and the Advisor wishes to be engaged, to manage the investment portfolios of the Subaccounts of the Separate Account with respect to the investment and reinvestment of the assets of the Subaccounts of the Separate Account, and to act in such capacity in accordance with the terms, conditions, and other provisions of this Agreement; and

        WHEREAS, the Separate Account wishes to engage the Advisor, and the Advisor wishes to be engaged, to manage the investment portfolios of all Subaccounts of the Separate Account which are created subsequent to this Agreement with respect to the investment and reinvestment of the assets of such future Subaccounts of the Separate Account, and to act in such capacity in accordance with the terms, conditions, and other provisions of this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt, sufficiency, and adequacy
   o f which are hereby acknowledged, the parties hereto, intending to be legally bound, agree and promise as follows:

   1.   Services To Be Provided

        a. Employment. The Separate Account hereby employs the Advisor to manage the investment and reinvestment of the assets of the Subaccounts, including each of the Subaccounts, comprising the Separate Account in accordance with the investment objectives and policies as set forth in the Separate Account's registration statement filed pursuant to the Securities Act of 1933, as amended (the "1933 Act"), and






   the 1940 Act (the "Registration Statement"), and subject to the direction and control of the officers and the Board of Managers of the Separate Account, for the period and on the terms set forth in this Agreement. The Advisor hereby accepts such employment and agrees to render the services and to assume the obligations herein set forth, for the compensation herein provided.

        b. Best Efforts. The Advisor hereby agrees to use its best judgment and efforts in rendering the advice and services with respect to the Subaccounts as contemplated by this Agreement. The Advisor further agrees to use its best efforts in the furnishing of such advice and recommendations with respect to the Subaccounts, in the preparation of reports and information, and in the management of the respective assets of each Subaccount, all pursuant to this Agreement, and for this purpose the Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons that the Advisor shall from time to time determine to be necessary to the performance of the Advisor's obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or retained by the Advisor to furnish statistical, research, and other factual information, advice regarding economic factors a n d trends, information with respect to technical and scientific developments, and such other information, advice, and assistance as the Advisor may desire and request.

   2.   Payment of Fees and Expenses

        The Advisor assumes and shall pay all expenses in c o n nection with the management of the investment and reinvestment of the portfolio assets of each Subaccount, except that each Subaccount assumes and shall pay all broker's commissions and transfer taxes chargeable to the Subaccount in c o n n ection with securities transactions to which the Subaccount is a party.

   3.   Authority of the Advisor

        a. In connection with the investment and reinvestment of the assets of each of the Subaccounts, the Advisor is authorized on behalf of the Subaccount, to place orders for the execution of the Subaccount's portfolio transactions in accordance with the applicable policies of the Subaccount as set forth in the Separate Account's Registration Statement, as such Registration Statement may be amended from time to time. The Advisor shall place orders for the purchase or sale of securities either directly with the issuer or with a broker or dealer selected by the Advisor. In placing the Subaccount's securities trades, it is recognized that the Advisor will give






   primary consideration to securing the most favorable price and efficient execution, so that the Subaccount's total cost or proceeds in each transaction will be the most favorable under all circumstances. Within the framework of this policy, the Advisor may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Advisor may be a party.

        b. It is understood that it is desirable for each Subaccount of the Separate Account that the Advisor have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Subaccount than might result from the allocation of brokerage to other brokers purely based on seeking the most favorable price. Therefore, the purchase and sale of securities for the Subaccount may be made with brokers who provide such research and analysis, subject to review by the Managers from time to time with respect to the extent and continuation of this practice to d e termine whether the Subaccount benefits, directly or indirectly, from such practice. It is understood by both parties that the Advisor may select broker-dealers for their execution of the Subaccount's portfolio transactions who provide research and analysis as the Advisor may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis also may be useful to the Advisor in connection with its services to other clients.

        c. On occasions when the Advisor deems the purchase or sale of a security to be in the best interests of the
   Subaccount, as well as of other clients, the Advisor to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order t o o btain the most favorable price, lower brokerage commissions, and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner its considers to be the most equitable a n d consistent with its fiduciary obligations to the Subaccount and to such other clients.

   4.   Compensation

        a. Advisory Fee. In exchange for the rendering of advice and services pursuant hereto, the Separate Account shall pay the Advisor, and the Advisor shall accept as full compensation for the services to be rendered and as full reimbursement for all the charges and expenses to be assumed






   and paid by the Advisor as provided in Section 2, a fee at an annual rate applied to the daily net assets of a Subaccount in accordance with the following schedule:

        The  Nova Subaccount        0.75%   (75/100's   of   one
   percent)
        The  Ursa Subaccount        0.90%   (90/100's   of   one
   percent)
        The  OTC Subaccount         0.75%   (75/100's   of   one
   percent)
        The Precious Metals
          Subaccount                0.75%   (75/100's   of   one
   percent)
        The U.S. Government Bond
          Subaccount                0.50%   (50/100's   of   one
   percent)
        The  Juno Subaccount        0.90%   (90/100's   of   one
   percent)
        The Money Market I
          Subaccount                0.50%   (50/100's   of   one
   percent)
        The Money Market II
          Subaccount                0.25%   (25/100's   of   one
   percent)


































        b. Payment. The fee will be accrued daily by each Subaccount and paid to the Advisor monthly not later than the fifth (5th) business day of the month following the month for w h ich services have been provided. In the event of termination of this Agreement, the fee shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month, and such fee shall be payable on the date of termination of this Agreement with respect to the Subaccount. For purposes of calculating the Advisor's fee, the value of the net assets of each respective Subaccount of the Separate Account shall be determined in the same manner as the Subaccount uses to compute the value of the Subaccount's net a s s e t s in connection with the determination of the Accumulation Unit Value of the Subaccount, all as set forth more fully in the current Prospectus and Statement of Additional Information for the Subaccounts included in the Registration Statement.

        c. Reimbursement for Certain Expenses. Through June 30, 1997, the Advisor shall reimburse each Subaccount for certain "Reimbursable Expenses" (i.e., expenses other than the advisory fee, the Subaccount administration fee, mortality and expense risk charges, the administrative fee or the asset allocation advisory fee) in excess of the amounts listed below. The amount of any expense reimbursement shall be the a m o unt by which the Reimbursable Expenses exceed the following:

        The Nova Subaccount        0 . 40%   (40/100's   of   one
   percent);
        The Ursa Subaccount        0 . 35%   (35/100's   of   one
   percent);
        The OTC Subaccount         0 . 45%   (45/100's   of   one
   percent);
        The Precious Metals
         Subaccount                0 . 45%   (45/100's   of   one
   percent);
        The U.S. Government
         Bond Subaccount           0 . 30%   (30/100's   of   one
   percent);
        The Juno Subaccount        0 . 35%   (35/100's   of   one
   percent);
        The Money Market I
         Subaccount                0 . 10%   (10/100's   of   one
   percent);
        The Money Market II
         Subaccount                0 . 10%   (10/100's   of   one
   percent);

































































   provided, that no expense reimbursement will exceed the amount of the applicable Subaccount's advisory fee for the period of the reimbursement.

   5. Affiliations of Parties; Change in Ownership or Control of the Advisor

        Subject to and in accordance with the Separate Account Rules, the Bylaws and Articles of Incorporation of the Advisor, and the 1940 Act, the Managers, officers, agents, and Contract Owners of the Separate Account are or may be interested persons of the Advisor or its affiliates (or any successor thereof) as shareholders or officers, directors, agents, or otherwise, and directors, officers, agents, or shareholders of the Advisor or its affiliates are or may be interested persons of the Separate Account as Managers, officers, agents, Contract Owners, or otherwise, and the Advisor or its affiliates may be interested persons of the Separate Account, and such relationships shall be governed by said governing instruments and the applicable provisions of the 1940 Act. The Advisor shall notify the Separate Account of any change in ownership or control of PADCO Advisors II, Inc., that could cause an "assignment" of this Agreement (as the term "assignment" is defined in the 1940 Act and the rules and regulations promulgated thereunder) as soon as practicable. In the case of a voluntary assignment, notice will be provided at least 90 days prior to the voluntary assignment if the circumstances are such that the Separate
   Account could not rely on Rule 15a-4 under the 1940 Act (or such shorter period approved by a majority of the Managers who are not interested persons of the Separate Account).

   6.   Furnishing of Information

        During the term of this Agreement, the Separate Account agrees:

        a. to provide the Advisor with copies of all prospectuses, statements of additional information, proxy statements, registration statements, reports to Contract Owners, sales literature, and other material prepared for d i s t ribution to Contract Owners of the Subaccounts of the Separate Account or the public that refer in any way to the Advisor, no later than ten (10) business days before the date such material is first distributed to the public, or sooner if practicable, and the Separate Account shall not use such material, or shall discontinue the use of such material, if the Advisor reasonably objects in writing within five (5) business days (or within such






             other time as may be mutually agreed to by the parties) after the Advisor's receipt thereof;

        b. to provide the Advisor with true and correct copies of each amendment or supplement to the Separate Account's Registration Statement (including any prospectus and statement of additional information included therein) or the Separate Account Rules not later than the date such material is first distributed to the public, or sooner if practicable; and

        c. to provide the Advisor with (i) written notice of any resolutions, policies, restrictions, or procedures adopted by the Managers which affect t h e Advisor's investment management responsibilities hereunder, and (ii) a list of every natural person or entity deemed by the Separate Account to be an "affiliated person"
             o f , or "promoter" of, or "principal underwriter" for the Separate Account, or "an affiliated person of such person," as these terms are defined or used in Sections 2(a)(3), 2(a)(30), and 2(a)(29), respectively, of the 1940 Act, and the Separate Account shall promptly notify the Advisor of any additions or deletions to such list.

   7.   Term of Agreement; Termination

        a. This Agreement shall become effective with respect to each Subaccount on the date first above written, and continue in effect until two years from the date hereof, and thereafter only so long as such continuance is approved with respect to the Subaccount at least annually by (i) a vote of a majority of the Managers, and (ii) the vote of a majority of the Managers who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting such approval.

        b. This Agreement may be terminated on sixty (60) days prior written notice to the Advisor with respect to any or all Subaccounts without penalty either by vote of the Managers or by vote of a majority of the outstanding voting securities of t h e Subaccount(s). This Agreement shall automatically terminate in the event of its assignment (within the meaning of the 1940 Act). This Agreement may be terminated by the Advisor on sixty-days (60) prior written notice to the Separate Account. Any notice under this Agreement shall be given as provided in Section 12 below.

   8.   Non-Transferability






        This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or prior written consent of the holders of a majority of the outstanding voting securities of the Separate Account.

   9.   Other Activities of the Advisor

        The services of the Advisor to the Separate Account hereunder are not to be deemed exclusive, and the Advisor and each of its affiliates shall be free to render similar services to others so long as the Advisor's services hereunder are not impaired thereby. The Advisor, for purposes herein, shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Separate Account, including any of the Subaccounts of the Separate Account, in any way or otherwise be deemed an agent of the Separate Account, or the Subaccounts of the Separate Account.

   10.  Standard of Care; Indemnification

        a. No provisions of this Agreement shall be deemed to protect the Advisor against any liability to the Separate
   Account, the Subaccounts of the Separate Account, or the Contract Owners of the Subaccounts to which the Advisor
   o t h erwise would be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of the Advisor's duties or the reckless disregard of the Advisor's obligations under this Agreement. Nor shall any provisions hereof be deemed to protect any Manager or officer of the Separate Account against any such liability to which said Manager or officer might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of the Manager's or officer's respective duties or the reckless disregard of the Manager's or officer's respective obligations.

        b. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Advisor's obligations or duties hereunder, the Advisor shall not be s u bject to liability to the Separate Account, to the Subaccounts, or to any Contract Owner of the Subaccounts for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other property by a Subaccount. The Advisor shall not be required to do or refrain from doing or concur in anything which (by act or omission to act) may impose any liability on the Advisor.

        c.   Any   person,  even  though  an  officer,  director,
   partner,  employee,  or  agent  of  the Manager, who may be or






   become an officer, manager, director, trustee, partner, employee, or agent of the Separate Account, shall be deemed when rendering such services to the Separate Account or acting on any business of the Separate Account to be rendering such services to or acting solely for the Separate Account and not as the Manager's officer, manager, director, trustee, partner, employee, or agent or as one under the Manager's control or direction even though paid by the Manager.

        d. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

   11.  Representations and Warranties of the Separate Account

        The Separate Account represents and warrants that the Separate Account is duly registered with the Securities and Exchange Commission under the 1940 Act, as an open-end management investment company, and that all required action has been taken by the Separate Account under the 1933 Act, as amended, and the 1940 Act, to permit the public offering of, and to consummate the sale of, the Contracts of the Separate Account pursuant to the current prospectus of the Separate Account.

   12.  Notices

        All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by prepaid, first-class letter posted to the following addresses, or to such other address as shall be designated in a notice given in accordance with this section, and such notice shall be deemed to have been given at the time of delivery of, if sent by post, five (5) week days after posting by airmail.

        If to the Separate Account:

             Rydex Advisor Variable Annuity Account
             Great American Reserve Insurance Company
             11815 North Pennsylvania Street
             Carmel, Indiana  46032
             Attention:  Office of the General Counsel

             with a copy to:

                 Rydex Advisor Variable Annuity Account
                 6116 Executive Boulevard
                 Suite 400
                 Rockville, Maryland  20852
                 Attention:  President







        If to the Advisor:

             PADCO Advisors II, Inc.
             6116 Executive Boulevard
             Suite 400
             Rockville, Maryland  20852
             Attention:  President



















































   13.  Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without reference to such state's conflict of law rules).

   14.  Counterparts

        T h i s   Agreement  may  be  executed  in  two  or  more
   counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

   15.  Definitions

        As used in this Agreement, the terms "interested persons" and "vote of a majority of the outstanding securities" shall have the respective meanings set forth in Section 2(a)(19) and
   Section 2(a)(42) of the 1940 Act.

        IN WITNESS WHEREOF, the Separate Account and the Advisor have caused this Agreement to be executed on the date first above written.


                 RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT


                 By:  /s/ L. Gregory Gloeckner
                           L. Gregory Gloeckner
                           Vice President


                 PADCO ADVISORS II, INC.


                 By:  /s/ Albert P. Viragh, Jr.
                           Albert P. Viragh, Jr.
                           President














